Exhibit 10.144

CorCell Business

Notes to Financial Statements

December 31, 2006

1.

Nature of Operations

CorCell, Inc. was incorporated under the laws of Delaware in October 1995, and began operations in January 1996. The Company’s operations include the business of collection, processing and storage of blood taken from umbilical cord after a child is born (thereafter referred to as “CorCell Business”.) The revenues are generated primarily in the United States. The processing and storage are provided through an agreement with Bergen Regional Community Blood Center.

On October 13, 2006, CorCell, Inc. entered into an agreement with cord Blood America, Inc. under which Cord Blood America, Inc. started the process of acquiring the CorCell Business described above. The acquisition of CorCell Business by Cord Blood America, Inc. was completed on February 28, 2007. Only the CorCell Business is included in these financial statements. The other operations of CorCell, Inc. not related to the collection,  processing and storage of blood, have been omitted from these financial statements.

Through December 31, 2006, the CorCell Business has generated significant operating losses aggregating approximately $14 million. The continued incurrence of these losses and the working capital deficiency raise concerns and substantial doubt about the Business’ ability to continue as a going concern. The CorCell Business is currently considering various alternatives regarding the restructuring of its business including seeking additional capital and various cost-reducing alternatives. Management believes that the restructuring of its business will result in sustainable long- term profitability. However, there can be no assurances that changes to the business model will be successful for any protracted period of time. Accordingly, the financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets, or the amounts and classification of liabilities.

2.

Summary of Significant Accounting Policies

Cash and Cash Equivalents

Cash and cash equivalents represent cash and highly liquid short-term investments with original maturities of three months or  less. At December 31, 2006, cash equivalents consisted primarily of investments in money market accounts.

Restricted Cash

As part of an agreement with GE Capital Consumer Card Co., the CorCell Business is required to maintain a minimum cash balance in escrow of $50,000.

Fair Value of Financial Instruments

The CorCell Business’ financial instruments consist of cash equivalents, accounts receivable, accounts payable, customer deposits, and deferred revenue. The Business believes the reported carrying amounts of its financial instruments approximate fair value, based upon the short maturity of the Fair Value of Financial Instruments.

Property and Equipment

Property and equipment are stated at cost. Depreciation is computed using the straight- line method over the estimated useful lives of the assets ranging from five to seven years.  Repairs and maintenance costs, which do not extend the lives of the applicable assets, are charged to expense as incurred. The costs of  internally developed software are expensed unless incurred during the application development stage. Software development costs capitalized during the application development stage are included in property and equipment and depreciated on a straight-line basis over three years, which is the estimated useful life.

Long-Lived Assets

The CorCell Business evaluates the recoverability  of its long-lived assets for impairment whenever events or changes in circumstances  indicate that the carrying amount of such assets may not be recoverable.  Recoverability of assets to be  held and used is measured by a comparison of the carrying amount of any asset to future  net undiscounted cash flows expected to be generated by the asset. If  such assets are considered to be impaired, the impairment to be recognized is measured by the future discounted cash flows compared to the carrying amount of the asset. No such impairment was recognized in 2006.

Concentrations of Credit Risk

Financial instruments that potentially subject the Business to credit risk consist primarily of cash and cash equivalents and accounts  receivable. The Business maintains cash accounts, which, at times, may exceed federally insured limits. It has not experienced any losses from maintaining cash accounts in excess of  federally insured limits. Management believes that it is not exposed to any significant credit risk on its cash accounts. The Business performs credit evaluations of its customers and generally does not require collateral on its customer receivables. The Business provides for an allowance for doubtful accounts based on experience and specifically identified risks. Trade accounts receivable are charged off against the allowance for doubtful accounts when management determines that recovery is unlikely, and  the Business ceases collection efforts. At December 31, 2006, no single customer accounted for greater than 10% of the accounts receivable balance or 10% of 2006.

Use of Estimates

The preparation of financial statements in  conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the re ported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

The CorCell Business’ products and services include  two distinct elements: the enrollment of the customer and the delivery of a Cord Blood collection kit including the transportation of the collected blood to the storage facility  through a medical courier, and the annual storage of the Cord Blood. The revenue associated with the delivery of the Cord Blood collection kit and transportation of the collected blood to the storage facility is recognized when the Cord Blood is delivered to the facility. The revenue associated with the annual storage fee is recognized ratably over the storage period.  Deferred revenue represents amounts paid by the customer prior to the completion of the earnings process as defined above.

Cost of Revenues

Cost of revenues includes costs incurred for the collection, transportation, testing and storage of the Cord Blood.

Advertising

The CorCell Business expenses advertising costs in  the period in which its advertisements are shown. Advertising expense was approximately $669,991 in 2006.

Income Taxes

The CorCell Business accounts for income taxes using the asset and liability method, which requires the establishment of a deferred tax asset or liability to reflect the net tax effects of temporary differences between tax carrying amounts of assets and liabilities for financial reporting purposes. Deferred tax expense or benefit is recognized as a result of the change in the deferred asset or liability during the year. Deferred tax assets and liabilities are measured using the contractual  federal rate of 35% plus enacted state tax rates expected to be in effect in the years  when those temporary differences are expected to reverse. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.  If necessary, the Business will establish a valuation allowance to reduce any deferred  tax asset to an amount, which will, more likely than not, be realized.

3.

Property and Equipment

Property and equipment consist of the following:

December 31, 2006

Furniture and fixtures	$50,390
Equipment	281,336
Software	70,500
Leasehold improvements	29,346
Construction in process	53,204
Total	484,776
Less accumulated depreciation	244,480
Property and equipment, net	$240,296

Depreciation expense related to the above  assets was $44,500 in 2006. Depreciation expense includes amortization on those assets recorded under a capital lease.

4.

Related Party Transactions

Included in accounts payable and accrued expenses at December 31, 2006 was $285,277 due to a law firm for legal services provided, in which a stockholder of CorCell, Inc. is a member of the parent. Such expenses incurred to this law firm were $177,639 in 2006.

During 2006, the Business utilized  IT services provided by a consulting company owned by a member of management. Total expenses incurred were $22,825, of which $0 is payable at December 31, 2006.

5.

Income Taxes

As of December 31, 2006, the CorCell Business had incurred significant net operating loss carry-forwards, which expire from 2007 through 2026. The net deferred tax assets of the Business related to the net operating losses established have been fully offset by a valuation allowance of 100% of the  deferred tax assets, as it is more likely than not that the tax benefits will not be  realized. The Company’s utilization of its net operating loss carry-forwards may be limited pursuant to the Tax Reform Act of 1986, due to cumulative changes in ownership in excess of 50% that have occurred or may occur.

6.

Commitments and Contingencies

The Company leases certain office space and equipment under non-cancelable operating leases. Rent expense was approximately $300,000 in 2006.

In December 2005, the Company entered into an agreement for the rental of certain office space and paid $147,809 in lease deposits. The  terms of the lease include escalation clauses over a period of 80 months. The agreement also contains various lease incentives including the first month’s rent free and the application of any unused capital improvements allowance towards future rent  payments. Such free rent and leasehold incentives are amortized ratably over the term of the Company’s operating lease.

In February 2007, Cord Blood America, Inc., as part of the terms of the acquisition (see Note 8), negotiated a new sub-lease that will expire in October 2007 with a renewal option. The monthly rent is $11,907 under the terms of this sub-lease.

Future minimum lease payments under capital leases  at December 31, 2006 are as follows:

2007	$4,012
2008	843
Total minimum lease payments	4,855
Less amount representing interest	1,020
3,835
Less current portion	3,166
$669

Legal Matters

On February 22, 2002, a complaint was filed against the CorCell Business, along with seven other companies active in the umbilical  Cord Blood banking industry, alleging infringement of patents regarding the collection, preservation and storage of stem cells from umbilical Cord Blood. The defendants claimed that the patents were invalid and/or unenforceable.

The issues were tried before a jury and  a verdict was rendered  on October 29, 2003 in favor of the plaintiff against each of the defendants, finding willful infringement of both patents and determining a reasonable royalty rate of 6.125% of revenues received by each defendant from infringement of the patents. On October 30, 2003, the court entered a judgment against CorCell in the amount  of $357,678. In 2004, the judge reversed the previous court’s decision and found for  the defendants, ordering that the $357,678 liability from the previous court’s ruling was no longer required to be paid by CorCell. As such, the CorCell Business reversed its previously recorded accrual and the related cash escrow was released to the Business.

A subsequent suit has been filed against the Business by the plaintiff for two additional patent infringements. This action has been stayed by the court pending the outcome of the appeal of the original case verdict. The Business believes that the allegations set forth in the new suit are without merit, and the Business intends to defend against this lawsuit vigorously. No assurance as to the outcome  of this matter can be  given, however, an unfavorable resolution of this matter could have a material adverse effect on the CorCell Business, results of operations, and financial condition.

In August 2006, an ex-officer of CorCell, Inc. filed a lawsuit against the Company for breach of contract, relating to his dismissal. The defendant alleges that the Company did not provide stock options in a timely manner. The case has not yet been presented in court and it is impossible to predict the outcome of this litigation.

7.

Profit-Sharing Plan

In January 2005, the Business amended its discretionary 401(k) plan to include a Safe Harbor provision that will allow for matching of contributions for highly and non-highly compensated employees. The Business will match the first 3% of participant contributions and up to 50% of the next 2% of contributions.

During 2006, the Business recorded expense of $29,853 associated with its employer match portion of the 401(k) Plan.

8.

Subsequent Event

On February 28, 2007, CorCell, Inc. and Cord Blood America, Inc. concluded an acquisition process, pursuant to which the Cord Blood America, Inc. completed the purchase of the majority of the assets related to the collection, processing and storage of blood from CorCell, Inc.